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                                                                     EXHIBIT 5.1




October 16, 1997



Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, TX 75240

    Re:  Registration Statement on Form S-3,
         Atmos Energy Corporation Direct Stock Purchase Plan

Gentlemen:

    Pursuant to your request, we have examined the Atmos Energy Corporation Direct Stock Purchase Plan (the "Plan"), which was originally approved by the Board of Directors of Atmos Energy Corporation (the "Company") on November 7, 1987. We have also examined the Restated Articles of Incorporation, as Amended, of the Company and corporate proceedings of the Company as reflected in minutes of meetings of the Board of Directors.

    Based upon our examination of the papers and documents referred to in the preceding paragraph, together with such other papers and documents and the investigation of such matters of law as we have deemed relevant or necessary in rendering this opinion, we hereby advise you that we are of the opinion that:

    1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Texas and the Commonwealth of Virginia.

    2.  The Plan has been duly adopted by the Board of Directors of the Company.

    3. Shares of Common Stock of the Company sold pursuant to the Plan will be, when issued by the Company or otherwise sold in accordance with the terms of the Plan, fully paid and nonassessable.

    Our opinions are limited solely to the laws of the State of Texas, the Virginia Stock Corporation Act of the Commonwealth of Virginia and the United States Federal securities laws, each as presently in effect, insofar as such laws may govern the matters addressed in these opinions. You should be aware that we are not admitted to practice law in the Commonwealth of Virginia and any opinion herein as to the laws of such commonwealth is based solely upon the latest unofficial compilation of the corporate statutes and case laws of such commonwealth available to us. To the extent that the laws of any other jurisdiction (i.e., other than the State of Texas, the Virginia Stock Corporation Act of the Commonwealth of Virginia or the United States Federal securities laws) govern any matters included in this opinion, no opinion is expressed herein. We undertake no obligation to advise you of facts or changes in law occuring after the date of this opinion which might affect the opinions expressed herein.

















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Atmos Energy Corporation
October 16, 1997
Page 2


    We consent to the use of our name in the Registration Statement on Form S-3 and the related Prospectus constituting a part thereof filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,500,000 shares of the Common Stock of the Company in connection with the Plan and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

                                      Very truly yours,

                                      LOCKE PURNELL RAIN HARRELL
                                      (A Professional Corporation)




                                      By: /s/ BRYAN E. BISHOP
                                         --------------------------------
                                           Bryan E. Bishop